Exhibit 99.1 KATE SPADE NEW YORK PRO FORMA HISTORICAL STORE INFORMATION 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 kate spade new york North America Specialty 77 82 84 93 92 97 Outlet 42 51 56 57 60 62 Total Store Count 119 133 140 150 152 159 Average Square Feet (in ‘000s) 251 275 314 340 345 358 kate spade new york International Owned Specialty 17 17 20 19 19 19 Concession 43 45 47 49 51 52 Outlet 9 9 9 12 12 12 Total Store Count 69 71 76 80 82 83 Average Square Feet (in ‘000s) 58 62 63 69 71 71 Total kate spade new york Owned Stores Total Owned Stores 188 204 216 230 234 242 Average Owned Square Feet (in ‘000s) 308 337 377 409 415 429 kate spade new york International Partnered Stores Total Partnered Store Count 63 70 75 83 95 106 Total Pro Forma Store Count 251 274 291 313 329 348 Total of 25 store openings in 1H 2015, compr ised of 12 owned and 13 par tner operated stores  On t rack for approximately 50 new stores for ful l year 2015, compr ised of approximately 20 company-owned stores and approximately 30 par tnered stores  Represents the historical kate spade new york retail store information for both Company-owned and partner operated retail stores, adjusted to exclude the wind-down operations of the directly operated business in Brazil and to present the retail store operations in the Hong Kong, Macau and Taiwan territories on a consistent basis (reflected as partner operated stores). ©2015 Kate Spade & Company. All Rights Reserved.

NET SALES & ADJUSTED EBITDA COMPARISON – 2015 TO 2014

As included in Slide 10 of the slides accompanying the Company's second quarter 2015 conference call

- 2015 net sales, excluding wind-down operations, include a planned decrease compared to 2014 in excess of $125 million
- Factors impacting budgeted net sales and Adjusted EBITDA in 2015 as compared to 2014 include:

Factors Impacting Budgeted Net Sales & Adjusted EBITDA	**Decreases to Net Sales***	**Adjusted EBITDA****
Kate Spade Saturday, Jack Spade, ADG and Brazil Actions	~$60	Addition
Building Quality of Sale Across All Channels	> $15	Reduction
Increased Investment in Marketing to Support Building Quality of Sale	-	Reduction
Conversion of Hong Kong, Macau & Taiwan into a JV	$28	Neutral
Benefit of the 53rd Week	$18	Reduction
Impact of Foreign Currency Rates	~$10	Reduction
Overall Net Impact	**> $125M Reduction**	**Impact Neutral**

Putting aside these factors, sales and Adjusted EBITDA, at the mid-point of the guided ranges, would grow in excess of 20% over 2014 (see notes below)

** Adjustments to net sales for wind-down operations include net sales for Kate Spade Saturday, Jack Spade brick and mortar, Kate Spade Brazil and the brand exits in our Adelington Design Group segment in both periods. In addition to those items, the impacts of the 53rd week, changes in foreign currency exchange rates and strategic initiatives, including quality of sale and the conversion of the Hong Kong, Macau and Taiwan territories to a joint venture are adjusted in 2014. **Adjusted EBITDA, as presented in the Company's 2015 guidance, excludes the results of wind-down operations, depreciation and amortization, charges due to streamlining initiatives and brand-exiting activities, losses on asset disposals and impairments, acquisition related costs, non-cash share-based compensation expense, income tax provision, interest expense, net, loss on settlement of note receivable, loss on extinguishment of debt and unrealized and certain realized foreign currency gains (losses). The adjusted results for 2015 also exclude a $26 million charge related to the termination of certain contracts with the Company's former joint venture partner in China. The Company believes this Adjusted EBITDA measure provides a meaningful presentation of its 2015 results on a go-forward basis that is consistent with its 2015 guidance.*

©2015 Kate Spade & Company. All Rights Reserved.

NET SALES COMPARISON – 2015 TO 2014

As presented in the table entitled "Reconciliation of Non-GAAP Net Sales Information" in the Company's second quarter 2015 press release

The following table provides reconciliations of Net Sales as reported to Net Sales excluding wind-down operations in 2015 and to Net Sales excluding wind-down operations and adjusting for the impacts of the 53rd week, changes in foreign currency exchange rates and strategic initiatives in 2014.

$ in thousands	Six Months Ended July 4, 2015 (26 Weeks)	Six Months Ended July 5, 2014 (27 Weeks)	Variance $	Variance %
Total Company				
Net Sales as reported	**$ 536,434**	**$ 489,612**	**$ 46,822**	**9.6%**
Less: Net sales for wind-down operations *	(24,098)	(27,543)	~$76 million	
Net sales impact of strategic initiatives **	-	(16,576)		
Additional week in 2014	-	(17,900)		
Foreign currency impact	-	(13,891)		
Adjusted Net Sales	**$ 512,336**	**$ 413,702**	**$ 98,634**	**23.8%**

- Q2 year-to-date net sales impact of ~$76 million
- Remaining impact expected to be weighted approximately proportionate to the penetration of 3Q and 4Q 2014 sales relative to 2H 2014 sales

* Represents net sales for KATE SPADE SATURDAY, JACK SPADE brick and mortar, Kate Spade Brazil and Adelington Design Group exiting brands (Trifari, Trina Turk and Kensie).

** Represents the estimated impact on net sales of strategic initiatives announced in 2015, including the conversion of the Hong Kong, Macau and Taiwan territories to a joint venture and North America quality of sale initiatives.

©2015 Kate Spade & Company. All Rights Reserved.